Exhibit 99.1

Neustar Reports Results for Fourth Quarter and Full-Year 2012

Expects 2013 Revenue to Grow 8% to 10%

STERLING, Va., Feb. 5, 2013 — Neustar, Inc. (NYSE: NSR), a trusted, neutral provider of real-time information and analysis to the Internet, telecommunications, information services, financial services, retail, media and advertising sectors, today announced results for the quarter and year ended December 31, 2012 and provided guidance for 2013.

Summary of Fourth Quarter Results Compared to Fourth Quarter of 2011

•	Revenue increased 23% to $214.2 million

•	Income from continuing operations increased 102% to $37.8 million or $0.56 per share

•	Adjusted net income increased 37% to $50.7 million, representing a margin of 24%

•	Adjusted earnings per share increased 47% to $0.75

•	Adjusted EBITDA was $101.3 million compared to $78.5 million

Summary of 2012 Results Compared to 2011

•	Revenue increased 34% to $831.4 million

•	Income from continuing operations increased 26% to $156.1 million or $2.30 per share

•	Adjusted net income increased 30% to $206.4 million, representing a margin of 25%

•	Adjusted earnings per share increased 43% to $3.04

•	Adjusted EBITDA was $398.2 million compared to $298.7 million

“We successfully executed on our priorities in 2012. We exceeded our financial performance targets, we successfully integrated a major acquisition that furthered our transition into information and analytics, and we made strong progress in instilling a culture of ownership,” said Lisa Hook, Neustar’s president and chief executive officer. “We look forward to continuing to capitalize on the opportunities we see in the market and renewing the NPAC contract.”

Paul Lalljie, Neustar’s chief financial officer added, “Our 2012 operating results demonstrate strong execution across all of our business segments while integrating a significant acquisition. In addition, we repurchased nearly $100 million of our common stock and improved our financial flexibility through our recently executed credit facility and notes offering. Our guidance for 2013 reflects the momentum from 2012, operating leverage, and the impact of our new debt structure.”

Business Outlook for 2013

•	Revenue to range from $895 million to $915 million or growth of 8% to 10%

•

Adjusted net income to range from $220 to $230 million or growth of 7% to 11%. This growth rate was influenced by discrete tax benefits totaling $6.8 million which resulted in higher adjusted net income in 2012. On a per share basis, adjusted net income is expected to range from $3.28 to $3.43

Discussion of Fourth Quarter and Full-Year 2012 Results

Fourth Quarter Revenue

Consolidated revenue totaled $214.2 million, a 23% increase from $174.2 million in the fourth quarter of 2011. In particular:

•	Carrier Services revenue totaled $126.2 million, an 11% increase from $113.3 million in 2011. This increase was primarily due to an $11.2 million increase in NPAC Services revenue;

•

Enterprise Services revenue totaled $45.2 million, a 14% increase from $39.7 million in 2011. This increase was due to higher revenue in both Internet Infrastructure Services and Registry Services; and

•	Information Services generated revenue of $42.8 million in the fourth quarter as compared to revenue of $21.2 million from the November 8, 2011 acquisition date through the end of the year.

Full-Year Revenue

Consolidated revenue totaled $831.4 million, a 34% increase from $620.5 million in 2011. In particular:

•	Carrier Services revenue totaled $502.1 million, a 12% increase from $447.9 million in 2011. This increase was primarily due to a $43.8 million increase in NPAC Services revenue;

•

Enterprise Services revenue totaled $170.4 million, a 13% increase from $151.4 million in 2011. This increase was due to higher revenue in both Internet Infrastructure Services and Registry Services; and

•	Information Services generated revenues of $158.9 million for 2012. Revenue from Information Services was $21.2 million from the November 8, 2011 acquisition date through the end of 2011.

Operating expense for the fourth quarter totaled $144.9 million, a 7% increase from $134.8 million in 2011. This $10.1 million increase was driven by incremental operating expense of $19.2 million from the acquisition of our Information Services segment. This increase of $19.2 million was partially offset by $9.6 million of acquisition costs incurred in the 2011 quarter.

Operating expense for 2012 totaled $554.7 million, an increase of 35% or $143.3 million from $411.4 million in 2011. This increase was driven by incremental operating costs of $130.4 million from the acquisitions completed in 2011. This increase of $130.4 million was partially offset by expenses incurred in 2011 driven by acquisition costs of $11.6 million. The remaining $24.5 million increase represents a growth of 6% in the Company’s operating expense.

For 2012, adjusted net income totaled $206.4 million, including the impact of discrete tax benefits totaling $6.8 million, primarily associated with a domestic production activities deduction. Excluding the impact of these discrete tax benefits, our effective tax rate was approximately 38.6%.

Cash, cash equivalents and investments totaled $343.9 million as of December 31, 2012, an increase of $208.6 million from December 31, 2011.

As of December 31, 2012, the Company’s outstanding debt under its 2011 credit facility was $592.5 million. On January 22, 2013, the Company refinanced this credit facility. In particular, the Company issued $300 million of 4.5% senior notes that mature in 2023. In addition, the Company completed a $525 million credit facility that includes a $325 million term loan A and a $200 million revolver. The interest rate for the term loan A and the revolver is leverage-based and ranges from LIBOR plus 1.50% to LIBOR plus 1.75%. At the Company’s current leverage, the applicable interest rate is LIBOR plus 1.50%. The Company will record a non-operating expense of approximately $11.0 million in the first quarter of 2013 related to the modification and extinguishment of its 2011 credit facility.

Conference Call

As announced on January 23, 2013, Neustar will conduct an investor conference call to discuss the Company’s results today at 4:30 p.m. (Eastern Time). Prior to the call, investors may access the conference call over the Internet via the Investor Relations tab of the Company’s website (www.neustar.biz). Those listening via the Internet should go to the website 15 minutes early to register, download and install any necessary audio software.

The conference call is also accessible via telephone by dialing (877) 440-5791 (international callers dial (719) 325-2271) and entering PIN 5221477. For those who cannot listen to the live broadcast, a replay will be available through 11:59 p.m. (Eastern Time) Tuesday, February 12, 2013 by dialing (877) 870-5176 (international callers dial (858) 384-5517) and entering replay PIN 5221477, or by going to the Investor Relations tab of the Company’s website (www.neustar.biz).

Neustar will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.

This press release, the financial tables and other supplemental information, including a reconciliation of segment contribution to the nearest comparable GAAP measure and reconciliations of certain other non-GAAP measures to their nearest comparable GAAP measures that may be used periodically by management when discussing the Company’s financial results with investors and analysts, are available on the Company’s website under the Investor Relations tab.

About Neustar, Inc.

Neustar, Inc. (NYSE: NSR) is a trusted, neutral provider of real-time information and analysis to the Internet, telecommunications, information services, financial services, retail, media and advertising sectors. Neustar applies its advanced, secure technologies in location, identification, and evaluation to help its customers promote and protect their businesses. More information is available at www.neustar.biz.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the Company’s expectations, beliefs and business results in the future, such as guidance regarding its 2013 results. The Company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe the Company’s business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. The Company cannot assure you that its expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, general economic conditions in the regions and industries in which the Company operates; the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to the Company’s operations, modifications to or terminations of its material contracts, the financial covenants in the Company’s secured credit facility and their impact on the Company’s financial and business operations; the Company’s indebtedness and the impact that it may have on the Company’s financial and operating activities and the Company’s ability to incur additional debt; the variable interest rates borne by the Company’s indebtedness and the effects of changes in those rates; its ability to successfully identify and complete acquisitions, integrate and support the operations of businesses the Company acquires, increasing competition, market acceptance of its existing services, its ability to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect the Company’s business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, the Company’s most recent Annual Report on Form 10-K and subsequent periodic and current reports. All forward-looking statements are based on information available to the Company on the date of this press release, and the Company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2012	2011	2012
	(unaudited)		(audited)	(unaudited)
Revenue:
Carrier Services	$113,290	$126,163	$447,894	$502,085
Enterprise Services	39,719	45,236	151,390	170,440
Information Services	21,171	42,773	21,171	158,863

Total revenue	174,180	214,172	620,455	831,388
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	41,329	48,601	137,992	185,965
Sales and marketing	33,580	46,263	109,855	163,729
Research and development	6,326	6,311	17,509	29,794
General and administrative	33,193	19,798	96,317	81,797
Depreciation and amortization	17,191	23,914	46,209	92,955
Restructuring charges (recoveries)	3,162	(3)	3,549	489

	134,781	144,884	411,431	554,729

Income from operations	39,399	69,288	209,024	276,659
Other (expense) income:
Interest and other expense	(5,131)	(9,041)	(6,279)	(34,155)
Interest and other income	529	117	1,966	596

Income from continuing operations before income taxes	34,797	60,364	204,711	243,100
Provision for income taxes, continuing operations	16,077	22,584	81,137	87,013

Income from continuing operations	18,720	37,780	123,574	156,087
Income from discontinued operations, net of tax	—	—	37,249	—

Net income	$18,720	$37,780	$160,823	$156,087

Basic net income per common share:
Continuing operations	$0.26	$0.57	$1.69	$2.34
Discontinued operations	—	—	0.51	—

Basic net income per common share	$0.26	$0.57	$2.20	$2.34

Diluted net income per common share:
Continuing operations	$0.26	$0.56	$1.66	$2.30
Discontinued operations	—	—	0.50	—

Diluted net income per common share	$0.26	$0.56	$2.16	$2.30

Weighted average common shares outstanding:
Basic	70,945	66,309	72,974	66,737

Diluted	72,865	67,762	74,496	67,956

NEUSTAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2011	December 31, 2012
	(audited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$122,237	$340,255
Restricted cash	10,251	2,543
Short-term investments	10,545	3,666
Accounts receivable, net	106,274	131,805
Unbilled receivables	5,551	6,372
Notes receivable	2,786	2,740
Prepaid expenses and other current assets	30,420	17,707
Deferred costs	8,174	7,379
Income taxes receivable	37,874	6,596
Deferred tax assets	7,728	6,693

Total current assets	341,840	525,756

Long-term investments	2,506	—
Property and equipment, net	100,102	118,513
Goodwill	572,178	572,178
Intangible assets, net	338,768	288,487
Notes receivable, long-term	3,748	1,008
Deferred costs, long-term	701	702
Other assets, long-term	22,767	20,080

Total assets	$1,382,610	$1,526,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,385	$9,269
Accrued expenses	79,334	85,424
Deferred revenue	41,080	49,070
Note payable	4,856	8,125
Capital lease obligations	3,065	1,686
Accrued restructuring reserve	4,361	372
Other liabilities	5,317	3,484

Total current liabilities	145,398	157,430

Deferred revenue, long-term	10,363	9,922
Note payable, long-term	584,809	576,688
Capital lease obligations, long-term	1,918	817
Deferred tax liability, long-term	120,948	114,130
Other liabilities, long-term	16,540	21,129

Total liabilities	879,976	880,116

Stockholders’ equity:
Common stock	83	86
Additional paid-in capital	436,598	532,743
Treasury stock	(495,790)	(604,042)
Accumulated other comprehensive loss	(758)	(767)
Retained earnings	562,501	718,588

Total stockholders’ equity	502,634	646,608

Total liabilities and stockholders’ equity	$1,382,610	$1,526,724

NEUSTAR, INC.

SEGMENT REVENUE AND CONTRIBUTION

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2012	2011	2012
	(unaudited)		(audited)	(unaudited)
Revenue: (1)
Carrier Services	$113,290	$126,163	$447,894	$502,085
Enterprise Services	39,719	45,236	151,390	170,440
Information Services	21,171	42,773	21,171	158,863

Total revenue	$174,180	$214,172	$620,455	$831,388

Segment contribution:(2)
Carrier Services	$97,549	$109,970	$391,000	$438,213
Enterprise Services	17,460	17,555	65,080	73,466
Information Services	12,583	18,222	12,583	77,291

Total segment contribution	$127,592	$145,747	$468,663	$588,970

(1)	Carrier Services:

•  Numbering Services

•  Order Management Services

•  IP Services

Enterprise Services:

•  Internet Infrastructure Services

•  Registry Services

Information Services:

•  Identification Services

•  Verification & Analytics Services

•  Local Search & Licensed Data Services

(2)	Segment contribution excludes certain unallocated costs within the following expense classifications: cost of revenue, sales and marketing, research and development, and general and administrative. In addition, depreciation and amortization and restructuring charges (recoveries) are excluded from segment contribution. Such unallocated costs totaled $88.2 million and $76.5 million for the three months ended December 31, 2011 and 2012, respectively, and totaled $259.6 million and $312.3 million for the year ended December 31, 2011 and 2012, respectively.

Reconciliation of Non-GAAP Financial Measures

In this press release and in other public statements, Neustar presents certain non-GAAP financial measures. These non-GAAP financial measures have limitations and may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Set forth below are reconciliations of the non-GAAP financial measures from the most directly comparable GAAP financial measure. Reconciliations from financial results calculated in accordance with GAAP should be carefully evaluated. Prior disclosures of non-GAAP figures do not exclude the same items and as such should not be used for comparison purposes.

Reconciliation of Income from Continuing Operations to Adjusted Net Income from Continuing Operations

The following is a reconciliation of income from continuing operations to adjusted net income from continuing operations for the three and twelve months ended December 31, 2011 and 2012 and the year ending December 31, 2013. Management believes that this measure enhances investors’ understanding of the Company’s financial performance and the comparability of the Company’s operating results to prior periods, as well as against the performance of other companies.

	Three Months Ended December 31,		Year Ended December 31,		Year Ending December 31,
	2011	2012	2011 (1)	2012	2013 (2)
	(in thousands, except per share data)
	(unaudited)
Revenue	$174,180	$214,172	$620,455	$831,388	$905,000

Income from continuing operations	$18,720	$37,780	$123,574	$156,087	$162,500
Add: Stock-based compensation	9,015	8,071	27,491	28,058	42,000
Add: Amortization of acquired intangible assets	8,152	12,569	12,107	50,281	49,000
Add: TARGUSinfo acquisition-related costs (3)	9,561	—	11,602	—	—
Add: Tender offer costs (4)	2,413	—	2,413	—	—
Add: Unamortized debt issuance costs(5)	—	—	—	—	11,000
Add: Adjustment for provision for income taxes (6)(7)	(10,821)	(7,722)	(18,173)	(28,040)	(39,500)

Adjusted net income from continuing operations	$37,040	$50,698	$159,014	$206,386	$225,000

Adjusted net income margin from continuing operations (8)	21%	24%	26%	25%	25%

Adjusted net income from continuing operations per diluted share	$0.51	$0.75	$2.13	$3.04	$3.36

Weighted average diluted common shares outstanding	72,865	67,762	74,496	67,956	67,000

(1)	The amounts expressed in this column are derived from the Company’s audited consolidated financial statements for the year ended December 31, 2011.
(2)	The amounts expressed in this column are current estimates of the results for the full year as of the date of this press release. This reconciliation is based on the midpoint of the revenue guidance.
(3)	Amounts represent costs incurred by the Company in connection with its acquisition of Targus Information Corporation (TARGUSinfo).
(4)	Amounts represent costs incurred by the Company to repurchase 7.2 million shares of its Class A common stock through a modified “Dutch auction” tender offer which closed on December 8, 2011. These costs were not deductible for income tax purposes.
(5)	Amounts represent the acceleration of unamortized costs associated with the debt modification and the debt extinguishment loss related to the refinancing of the Company’s 2011 credit facility.
(6)	Adjustment reflects the estimated tax effect of adjustments for stock-based compensation expense, amortization of acquired intangible assets, unamortized debt issuance costs, and approximately $6.3 million of tax deductible TARGUSinfo acquisition-related costs based on the effective tax rate for income from continuing operations for the applicable period.
(7)	Quarterly amounts for the adjustment for provision for income taxes do not add to the full year amount due to differences in the effective tax rate for income from continuing operations for the applicable quarters compared to effective annual tax rate.
(8)	Adjusted net income margin is a measure of adjusted net income from continuing operations as a percentage of revenue.

The Company believes that adjusted EBITDA is useful to investors and debt holders because it serves as an indicator of its ability to satisfy debt obligations. The Company believes that the inclusion of adjusted EBITDA is appropriate to provide additional information to investors and debt holders about its operating performance and to provide a measure of operating results comparable to other companies. To place these data in an appropriate context, the following is a reconciliation of income from continuing operations to adjusted EBITDA for the years ended December 31, 2011 and 2012.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA

The following is a reconciliation of income from continuing operations to adjusted EBITDA for the three and twelve months ended December 31, 2011 and 2012. Management believes that the inclusion of adjusted EBITDA is appropriate to provide additional information to debt holders about its operating performance and its ability to satisfy certain debt obligations.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2012	2011	2012
	(in thousands, unaudited)

Income from continuing operations	$18,720	$37,780	$123,574	$156,087
Add: Provision for income taxes, continuing operations	16,077	22,584	81,137	87,013
Add: Interest expense	4,435	8,711	4,831	34,200
Add: Depreciation and amortization	17,191	23,914	46,209	92,955
Add: Non-cash other (income) and expense, net(1)	696	330	1,448	(45)
Add: Stock-based compensation	9,015	8,071	27,491	28,058
Add: Restructuring charges (recoveries)	3,162	(3)	3,549	489
Add: Acquisition-related costs(2)	9,561	—	11,602	—
Add: Other adjustments(3)	126	—	126	—
Less: Interest income	511	117	1,265	596

Adjusted EBITDA	$78,472	$101,270	$298,702	$398,161

(1)	Amounts represent loss on foreign currency transactions, realized gains on available-for-sale investments and loss on asset disposals.
(2)	Amounts represent costs incurred by the Company in connection with its acquisition of TARGUSinfo.
(3)	Other adjustments represent certain non-capitalized charges incurred in connection with the Company’s financing activities.

Contact Info:

Investor Relations Contact Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Media Contact Kim Hart (202) 533-2934 Kim.Hart@neustar.biz